December 2016

Ethanol Connection

Energy for a Clean Environment

Golden Grain Energy LLC

@ggecorn

Plan to attend:

Annual member meeting Feb. 13

Golden Grain Energy's 2017 annual member meeting is set for 1 p.m. Monday, Feb. 13, at the Knights of Columbus Hall in Mason City.

Members will vote on directors for the board seats currently held by Jerry Calease and Marion Cagley, who are both nominated for the next term unopposed. Complete annual meeting materials, including proxy cards, should be available on Golden Grain's website by Jan. 1. RSVPs for the lunch, to begin at noon, and meeting are appreciated.

Board OKs December distribution

On November 21, 2016, the board of directors declared a cash distribution of $0.75 per membership unit to the holders of Class A and Class B units of record at the close of business on that date for a total distribution of $14,904,750.

The distribution will be recorded in the Company's first quarter financial statements for the 2017 fiscal year and was paid to members on December 9, 2016. This distribution brings total paid in GGE's 12-year history to $8.45 per unit.

Chairman's Comments:

Proud to be an industry leader

Looking back over what your team has accomplished at Golden Grain Energy in 2016, I am pleased to say that this plant and the people who operate it have made the company one of the top three ethanol plants in the country in terms of ethanol conversion and overall energy usage.

Two major capital improvement projects in the last year have also set us up to continue that level of efficiency and production into the future:

- Relocation and consolidation of all of the plant's water treatment capacity into the maintenance building.
- Construction of a new cooling tower in a more desirable location within the plant's footprint.

Together, those should save us up to 30 percent in water usage moving forward.

Success built on relationships

Also impacting Golden Grain Energy's effectiveness, efficiency and profitability for members are the relationships the plant's management members have developed with key partners within the industry over years.

Golden Grain's position as an industry leader, coupled with the relationships COO Chad Kuhlers has with suppliers for enzymes, yeasts, and other key ingredients in the production process has given the company access to newly developed and improved products that suppliers would love to position with a successful plant such as ours.

Curt Strong, executive vice president and commodity manager, works closely with our distributor RPMG to access opportunities for sale and distribution of our ethanol and co-products that will be the most advantageous for our members.

Working closely with legal and finance partners such as RSM (formerly McGladrey), CFO Christy Marchand has helped Golden Grain access tax benefits such as the Research and Development Tax Credit.

Along with a strong management team and staff at the plant, I am proud to be a part of a diverse board of directors who bring a variety of talents and knowledge to the table. Our current board includes representatives with backgrounds in production agriculture, ag marketing, manufacturing, finance and taxes. Together, with a board possessing that background, plus the management team, seldom have we made a decision that was not unanimous.

A lot of our success is about relationships, and I believe our members truly benefit from those relationships.

Continued on Page 3



Year ends with stronger returns

Our 2016 fiscal year ended with income of $20.4 million or $1.03/unit which is respectable considering 70 percent of that income was generated in the last half of the year.

Ethanol production was up another 3 percent for the year but the average price we received per gallon was down 11 percent compared to 2015. Year over year, our average price per bushel of corn dropped 4 percent and natural gas costs were down 25 percent to the lowest levels we have ever seen in the operating history of GGE.

We continue to be impressed with our employees as they rise to the goals set before them and the innovative ways they ferment more ethanol per bushel, reduce natural gas usage per gallon and squeeze more corn oil out of every kernel of corn.

These plant employees produced and shipped more than 122 million gallons during 2016 on a plant that has a nameplate capacity of 80 million gallons. Well done crew!

If you have driven by GGE over the last year you most likely have noticed the significant change to our footprint. The addition of the water treatment and maintenance building is one of the largest capital projects we have seen at GGE in recent history.

We are also thrilled to have rebuilt the north cooling tower in a location that will give us additional operating capacity and no longer be a safety hazard for truck traffic in winter months.

GGE spent nearly $13.2 million during fiscal year 2016, which brings our two-year total for capital projects to just over $24 million. We are committed to maintaining your asset in tip-top shape to make sure the returns realized on your GGE investment shine. The additions implemented over the last two years will help us do just that.

The complete 10-K as well as the proxy for the 2017 annual meeting will likely be filed before Jan. 1, 2017, and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	October 31, 2016	October 31, 2015
Current Assets	$ 48,098,413	$ 47,036,908
Total Assets	$ 140,763,906	$ 138,155,320
Current Liabilities	$ 9,237,168	$ 8,114,578
Long-term liabilities	$ 449,066	$ 476,962
Members Equity	$ 131,077,672	$ 129,563,780
Book Value per Unit	$ 6.60	$ 6.52

INCOME STATEMENT	Year Ended 10/31/2016	Year Ended 10/31/2016	Year Ended 10/31/2014
Revenues	$ 200,697,852	$ 221,149,134	$ 289,152,549
Gross Profit	$ 15,352,748	$ 26,932,672	$ 63,817,010
Equity in Net Income from Investments	$ 8,265,427	$ 7,910,228	$ 18,314,254
Net Income	$ 20,393,242	$ 31,946,519	$ 79,279,537
Net Income per Unit	$ 1.03	$ 1.61	$ 3.99
Distribution Paid	$ 0.95	$ 3.10	$ 0.90

2016 taxable income estimated at $1.16 per unit

Golden Grain Energy has computed an estimate of taxable income for the calendar year 2016. Our estimated taxable income is $1.16 per unit. In addition, GGE will pass through approximately $0.10 per unit of domestic manufactures deduction as in previous years. We anticipate filing in Iowa, Minnesota, and Nebraska. These estimates are contingent on the amount of income reported to us from our investments as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2017. A reminder that the amount reported to you on your K-1 form (estimated at $1.16/unit) is what you will report on your tax return as taxable income. The distributions received of $0.95/unit ($0.25 received in June 2016 and $0.75 received in December 2016) are typically not taxable to the majority of our members. Distributions from a partnership are considered a reduction of basis—not income. We also anticipate claiming a research tax credit for 2016. Although we have not completed the necessary study for 2016, we are estimating comparable expenses and credits to our 2015 tax year. Should you have questions please consult your tax preparer or contact the GGE office at (641) 423-8525 or info@ggecorn.com.

Chairman's comments ... from Page 1

Looking ahead

As we move into 2017, there are, as always, challenges to be addressed, but also opportunities for great success.

The key physical challenge at the plant is a need for changes to the corn delivery truck traffic. We are already looking into changes that improve efficiency and safety on the plant site and create a staging area to prevent the back-up of trucks on public roads leading to the plant.

2017's political challenge lies in continued education, particularly telling new legislators and administrators the ethanol story and the potential for the higher-blend fuels that are gaining a foothold in the marketplace.

I look forward to seeing what growth 2017 will bring for our company and members. Sometime early in the year, Golden Grain should begin receiving steam from the Golden Renewables co-generation plant, providing the potential to increase production by as much as 8 percent.

There is the potential for a market for Golden Grain's excess syrup with the proposed construction of the Golden Advanced Protein project.

From a marketing and regulation perspective, 2017 is already looking strong with the EPA's release last month of RVO requirements for 2017 that meet the levels originally intended in the RFS legislation. As I've seen another leader in the ethanol industry recently state: "The RFS is beginning to evolve from a ceiling to a floor, as Congress had intended."

That boost in required use of renewables, which looked doubtful earlier in the year, coupled with growing interest from automakers and consumers in the economic and emissions benefits of higher ethanol blends (E15, E85, etc.) provides a positive outlook for the ethanol market in coming years.

We are excited that Golden Grain Energy and its members continue to be a part of this positive industry, and our commitment to our members is this: We will maintain a strong balance sheet, be a leader in the ethanol industry, and continue to maintain and operate our facility in a way our members can be proud of.

—Dave Sovereign,
Chairman, GGE Board of Directors

Act on amended 2013 & 2014 K-1s now

In early November you should have received amended K-1 forms for 2013 & 2014. As discussed over the last year, the reason for these amended K-1s was to capture tax credits related to research and development activities during those years. Recent tax law changes allowed GGE to go back and amend its tax returns to capture additional costs pertaining to research activities.

These laws were not in effect when GGE filed their original returns. Although you will have to incur some costs, our estimates and early reports from members who have amended their individual tax returns have indicated that the average benefit is $0.70 per unit.

In some instances not all of the credit will be able to be realized on the amended returns and may need to be carried forward to be used in future years.

We encourage you to take the amended K-1s as well as the updated letter dated Sept 23, 2016, to your tax preparer immediately and not wait until after the first of the year.

Demand for ethanol continues to grow with exports, RVO

Following months of concerns that the Environmental Protection Agency, after delaying ruling on RVO requirements for 2015 and 2016 and originally releasing requirements that would fall short of the intention of the Renewable Fuel Standard approved by Congress, the ethanol industry welcomed good news last month. On Nov. 23, the EPA released its final Renewable Fuel Standard (RFS2) renewable volume obligations (RVOs) for 2017. The agency finalized a total renewable fuel volume of 19.28 billion gallons (BG), of which 4.28 BG is advanced biofuel and 311 million gallons is cellulosic biofuel. Thus, the implied RVO for conventional biofuels like corn ethanol will be 15BG—up from the 14.8 BG proposed in May.

Ethanol exports also have been on the rise over the last half of 2016. The most recent report from the US Commerce Department showed October ethanol exports at 131.62 million gallons, which is up from 99.7 million gallons in September and 75 million gallons in October 2015. The October 2016 number represents the third largest month of ethanol exports in history. Trade expectations are for the export pace to continue into the first half of 2017.

"GGE stands ready to continue to do our part to help meet increasing worldwide consumer demand for ethanol," says Curt Strong, Golden Grain Energy executive vice president and commodity manager. "With abundant corn supplies again this year and an innovative production team that continues to improve production efficiencies, we are positioned well to meet higher ethanol demand in the future.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Thank you from Friends of Ethanol PAC committee

Members of the GGE Friends of Ethanol PAC would like to thank those members who have contributed through the annual fundraiser or with donations from distribution payments.

Thanks to your help, the vast majority of the candidates the PAC supported as "friends of ethanol" won their races in the November election.

Until next time ... Wishing You A Prosperous New Year!

All of us at Golden Grain Energy thank you for being a part of our team and wish you the best in 2017, as we work together to add value to the corn production of our area and enhance the incomes of our investor partners while providing economic growth to the area we serve!

Golden Grain Energy, LLC

Board of Directors
Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team
Curt Strong, Executive Vice President & Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.